Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 9, 2008, with respect to the financial statements and our report dated June 3, 2009, with respect to the Schedule of Investments In and Advances to Affiliates of Fifth Street Finance Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption, “Independent Registered Public Accounting Firm.”
/s/  GRANT THORNTON LLP
New York, New York

June 3, 2009